Exhibit 10.1

Execution Version

Deal CUSIP Number: 65158UAG1

Revolver CUSIP Number: 65158UAH9

CREDIT AGREEMENT

dated as of

January 22, 2024

among

NEWMARKET CORPORATION

The Other Foreign Subsidiary Borrowers from Time to Time Party Hereto

The Lenders Party Hereto

BANK OF AMERICA, N.A.,

as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

DBS BANK, LTD.,

JPMORGAN CHASE BANK, N.A.,

M&T BANK and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

BOFA SECURITIES, INC. and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners and Joint Lead Arrangers

i

Table of Contents (continued)

Table of Contents (continued)

SCHEDULES:

Schedule 1.01	–	Excluded Real Property
Schedule 2.01	–	Commitments
Schedule 2.06	–	Existing Letters of Credit
Schedule 3.01	–	Subsidiaries
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Increasing Lender Supplement
Exhibit C	–	Form of Augmenting Lender Supplement
Exhibit D	–	[Reserved]
Exhibit E-1	–	Form of Borrowing Subsidiary Agreement
Exhibit E-2	–	Form of Borrowing Subsidiary Termination
Exhibit F-1	–	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit F-2	–	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit F-3	–	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit F-4	–	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit G-1	–	Form of Borrowing Request
Exhibit G-2	–	Form of Interest Election Request
Exhibit G-3	–	Form of Swingline Borrowing Request
Exhibit H	–	Form of Note

CREDIT AGREEMENT (this “Agreement”) dated as of January 22, 2024 among NEWMARKET CORPORATION, the FOREIGN SUBSIDIARY BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, BANK OF AMERICA, N.A., as Administrative Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Syndication Agent and DBS BANK, LTD., JPMORGAN CHASE BANK, N.A., M&T BANK and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Bank of America, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Commitment is $900,000,000.

“Agreed Currencies” means (i) Dollars, (ii) Euro, (iii) Pounds Sterling, (iv) Swiss Francs, (v) Japanese Yen and (vi) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars on the international interbank market available to the Lenders or the Issuing Banks, as applicable, in such market and as to which a Dollar Amount may be readily calculated and (y) that is agreed to by the Administrative Agent and each of the Lenders in accordance with Section 1.06.

“Alternative Currency Daily Rate” means, for any day, with respect to any credit extension:

(a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof;

(b) denominated in Swiss Francs, the rate per annum equal to SARON determined pursuant to the definition thereof plus the SARON Adjustment; and

(c) denominated in any other Foreign Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Foreign Currency at the time such Foreign Currency is approved by the Administrative Agent and the relevant Lenders plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders;

provided, that, if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in a Foreign Currency.

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to any credit extension:

(a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; and

(b) denominated in Japanese Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period;

(c) denominated in any other Agreed Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Agreed Currency at the time such Agreed Currency is approved by the Administrative Agent and the relevant Lenders plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders;

provided, that, if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in a Foreign Currency.”

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Authority” means, with respect to any Agreed Currency, the applicable administrator for the Relevant Rate for such Agreed Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the applicable Relevant Rate, in each case acting in such capacity.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable LC Sublimit” means (i) with respect to Bank of America, N.A. in its capacity as an Issuing Bank under this Agreement, $25,000,000 and (ii) with respect to any other Person that becomes an Issuing Bank pursuant to the terms of this Agreement, such amount as agreed to in writing by the Company, the Administrative Agent and such Person at the time such Person becomes an Issuing Bank pursuant to the terms of the Agreement, as each of the foregoing amounts may be amended from time to time with the written consent of the Company, the Administrative Agent and the Issuing Banks.

“Applicable Rate” means, for any day, with respect to any Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Term SOFR, Weekly Adjusted Term SOFR, Alternative Currency Daily Rate and Alternative Currency Term Rate Spread”, “Base Rate Spread” or “Commitment Fee Rate”, as the case may be, based upon the Pricing Level applicable on such date:

Pricing Level	Commitment Fee Rate	Term SOFR, Weekly Adjusted Term SOFR, Alternative Currency Daily Rate and Alternative Currency Term Rate Spread	Base Rate Spread
Level I	0.09%	0.875%	0%
Level II	0.10%	1.00%	0%
Level III	0.125%	1.125%	0.125%
Level IV	0.15%	1.25%	0.25%
Level V	0.175%	1.375%	0.375%

For purposes hereof: (i) Pricing Level I, Leverage Level 1 and Ratings Level A are equivalent and correspond to each other, (ii) Pricing Level II, Leverage Level 2 and Ratings Level B are equivalent and correspond to each other, (iii) Pricing Level III, Leverage Level 3 and Ratings Level C are equivalent and correspond to each other, (iv) Pricing Level IV, Leverage Level 4 and Ratings Level D are equivalent and correspond to each other and (v) Pricing Level V, Leverage Level 5 and Ratings Level E are equivalent and correspond to each other.

At any time of determination, the Pricing Level shall be determined by reference to the Leverage Level or the Ratings Level, as the Company shall from time to time elect by written notice to the Administrative Agent, and any change in Pricing Level resulting from such election by the Company shall be effected as promptly as practicable by the Administrative Agent after receiving such written election from the Company.

Leverage Level Determination Grid

Leverage Level	Leverage Ratio
Level 1	< 1.25 to 1.00
Level 2	≥ 1.25 to 1.00 but < 2.00 to 1.00
Level 3	≥ 2.00 to 1.00 but < 2.75 to 1.00
Level 4	≥ 2.75 to 1.00 but < 3.50 to 1.00
Level 5	≥ 3.50 to 1.00

If at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Leverage Level 5 shall be deemed applicable for the period commencing three (3) Business Days after the required date of delivery and ending on the date which is three (3) Business Days after the Financials are actually delivered, after which the Leverage Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Leverage Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Leverage Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Leverage Level 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Leverage Level 3, 4 or 5 should have been applicable during such period, in which case such other Leverage Level shall be deemed to be applicable during such period) and adjustments to the Leverage Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

Ratings Level Determination

Ratings Level	Ratings (S&P/Moody’s)
Level A	A-/A3 or higher
Level B	BBB+/Baa1
Level C	BBB/Baa2
Level D	BBB-/Baa3
Level E	BB+/Ba1 or lower

For purposes of the foregoing, (i) if none of Moody’s or S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then Ratings Level E shall be in effect; (ii) if only one of Moody’s or S&P provides a rating for the Index Debt, the Ratings Level corresponding to such rating shall be in effect; (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Ratings, the Ratings Level then in effect shall be based on the higher of the two ratings unless one of the two ratings is two or more Ratings Levels lower than the other, in which case the Ratings Level then in effect shall be determined by reference to the Ratings Level next below that of the higher of the two ratings; and if the ratings established or deemed to have been established by Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Ratings Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if both rating agencies shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Ratings Level shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arranger” means each of BofA Securities, Inc. and Wells Fargo Securities, LLC in its capacity as a joint bookrunner and a joint lead arranger hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time with respect to any Lender, the Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%, subject to the interest rate floors set forth therein; provided that if the Base Rate shall be less than 1.00% such rate shall be deemed 1.00% for purposes of this Agreement. The “prime rate” referred to in clause (b) above is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to this Agreement, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means any loan under the Revolving Credit Facility that bears interest based upon the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means the Company or any Foreign Subsidiary Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a notice of a Borrowing, which shall be substantially in the form of Exhibit G-1 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit E-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit E-2.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that:

(a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; (ii) Swiss Francs, means a day other than when banks are closed for settlement and payments of foreign exchange transactions in Zurich because such day is a Saturday, Sunday or a legal holiday under the laws of Switzerland; and (iii) Japanese Yen, means a day other than when banks are closed for general business in Japan;

(c) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in a currency other than, Euro, Sterling, Swiss Francs or Japanese Yen, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the applicable offshore interbank market for such currency; and

if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Change in Control” means: (i) any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Bruce C. Gottwald or members of his family, or investment entities owned entirely (directly or indirectly) by him or members of his family, either individually or acting in concert with one or more other persons, shall have acquired beneficial ownership, directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Company entitled to vote in the election of members of the governing body of the Company, other than securities having such power only by reason of the happening of a contingency; (ii) the occurrence, during any period of 24 consecutive months, of a change in the composition of the governing body of the Company such that a majority of the members of any such governing body are not Continuing Members; (iii) the occurrence of any “Change of Control” or similar event as defined in any agreement or instrument evidencing any Material Indebtedness; (iv) the failure at any time of the Company to legally and beneficially own and control 100% of the issued and outstanding shares of capital stock of Ethyl Corporation or Afton Chemical Corporation or the failure at any time of the Company to have the ability to elect all of the governing body of Ethyl Corporation or Afton Chemical Corporation; or (v) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Subsidiary Borrower.

“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charitable Foundations” means (i) The NewMarket Foundation, a non-stock, non-profit Virginia corporation formed by the Company which qualifies as an exempt organization under section 501(c)(3) of the Code which is organized and operated solely for charitable purposes and (ii) The Whale Foundation, a non-stock, non-profit Virginia corporation formed by the Company which qualifies or will qualify as an exempt organization under section 501(c)(3) of the Code which is organized and operated solely for charitable purposes.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01 opposite such Lender’s name under the heading “Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable, and giving effect to (a) any reduction in such amount from time to time pursuant to Section 2.09, (b) any increase from time to time pursuant to Section 2.20 and (c) any reduction or increase in such amount from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Revolving Credit Exposure of any Lender exceed its Commitment.

“Communications” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Company” means NewMarket Corporation, a Virginia corporation.

“Computation Date” is defined in Section 2.04.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR, Weekly Adjusted Term SOFR, SONIA, SARON or any proposed Successor Rate for an Agreed Currency, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR”, “Weekly Adjusted Term SOFR”, “SONIA”, “SARON”, “Alternative Currency Daily Rate”, “Alternative Currency Term Rate” and “Interest Period”, the timing and frequency of determining rates and the making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices, and the applicability and length of lookback periods and the applicability of breakage provisions) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Agreed Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Agreed Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation minus, to the extent included in Consolidated Net Income, (1) interest income, (2) income tax credits and refunds (to the extent not netted from tax expense), (3) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (4) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Finance Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Company or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that there shall be excluded any income (or loss) of any Person other than the Company or a Subsidiary, but any such income so excluded may be included in such period or any later period to the extent of any cash dividends or distributions actually paid in the relevant period to the Company or any wholly-owned Subsidiary of the Company.

“Consolidated Net Tangible Assets” means the aggregate amount of assets of the Company and its Subsidiaries, as set forth in the most recent balance sheet required to be delivered pursuant to Section 5.01, in each case, giving pro forma effect to any Material Acquisition or Material Disposition that shall have occurred since the end of the applicable fiscal quarter, minus (i) all current liabilities and (ii) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries.

“Continuing Members” means any member of the governing body of the Company (i) who was a member of such governing body on the first day of a period of 24 consecutive months or (ii) whose nomination for election or election to such governing body was approved by a majority of the members who were either members of such governing body on the first day of such period or whose nomination or election was previously so approved.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.19.

“Co-Documentation Agent” means each of DBS Bank, Ltd., JPMorgan Chase Bank, N.A., M&T Bank and U.S. Bank National Association in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Credit Event” means a Borrowing, the issuance, amendment or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Daily Simple SOFR” with respect to any applicable determination date means SOFR published on such date on the Federal Reserve Bank of New York’s Website (or any successor source).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the

Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) other than via an Undisclosed Administration, has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Foreign Subsidiary Borrower” means any Foreign Subsidiary Borrower that is organized under the laws of any other jurisdiction designated from time to time by the Administrative Agent.

“Designated Lender” has the meaning set forth in Section 2.27.

“Designated Loan” means a Revolving Loan denominated in Dollars to a Designated Foreign Subsidiary Borrower.

“Designated Persons” means any Person listed on a Sanctions List.

“Disqualified Competitor” means (a) Persons that are reasonably determined by the Company to be competitors of the Company or its Subsidiaries and which are specifically identified by the Company to the Administrative Agent in writing and delivered in accordance with Section 9.01 prior to the Effective Date, (b) any other Person that is reasonably determined by the Company to be a competitor of the Company or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Competitors”, which supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent (for distribution to the Lenders) in accordance with Section 9.01 and (c) in the case of the foregoing clauses (a) and (b), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names and (y) are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Competitors contemplated by the foregoing clause (b) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Competitor, (iii) the Company’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Competitor” shall exclude any Person that the Company has designated as no longer being a “Disqualified Competitor” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.

“Dollar Amount” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative

Agent or any Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or any Issuing Bank, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or any Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or any Issuing Bank pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the Issuing Bank, as applicable, in such market and as to which a Dollar Amount may be readily calculated. If, after the designation by the Lenders or the Issuing Bank, as applicable, of any currency as a Foreign Currency (or if, with respect to any currency that constitutes a Foreign Currency on the Effective Date, after the Effective Date), any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in a Foreign Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in a Foreign Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Amount is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or the Issuing Bank, as applicable, or (d) such currency is no longer a currency in which the affected Lenders are willing to make such Loans (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the applicable Lenders and the Company, and such country’s currency shall no longer be a Foreign Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Amount of Loans in Dollars, subject to the other terms contained herein.

“Eligible Foreign Subsidiary” means any Foreign Subsidiary that is approved in writing from time to time by the Administrative Agent and each of the Lenders (each such approval not to be unreasonably withheld or delayed).

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material, or to human health and safety matters (including occupational health and safety) involving exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical or endangered status, within the meaning of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and/or “EUR” means the single currency of the Participating Member States.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Real Property” means the real property listed on Schedule 1.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by any Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of March 5, 2020 by and among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.06(a).

“Existing Maturity Date” has the meaning assigned to such term in Section 2.25(a).

“Extending Lender” has the meaning assigned to such term in Section 2.25(b)(ii).

“Extension Request” means a written request from the Company to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.25.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means the letter agreement, dated December 19, 2023, between the Company, the Administrative Agent and BofA Securities, Inc.

“Finance Lease Obligations” means, at any time of determination, the amount of the liability in respect of a “finance lease” on the balance sheet of such Person, in accordance with GAAP, including, without limitation, Accounting Standards Codification 842 and related accounting rules and regulations, as such may be amended or re-codified from time to time; provided that in no event shall any lease obligation that is an operating lease in accordance with GAAP be deemed a “Finance Lease Obligation” for purposes of this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Amount” of any amount of any Foreign Currency means, at the time of determination thereof, (a) if such amount is expressed in such Foreign Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Foreign Currency determined by using the rate of exchange for the purchase of such Foreign Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Foreign Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in such Foreign Currency as determined by the Administrative Agent, in consultation with the Company, using any method of determination it deems reasonably appropriate).

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $500,000,000.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means any Eligible Foreign Subsidiary that becomes a Foreign Subsidiary Borrower pursuant to Section 2.23 and that has not ceased to be a Foreign Subsidiary Borrower pursuant to such Section. As of the Effective Date, there are no Foreign Subsidiary Borrowers.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other payment obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or payment obligation; provided that the term Guarantee shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increased Leverage Period” shall mean (i) any fiscal quarter in which (A) the Company or any of its Subsidiaries consummates a Material Acquisition and (B) the Company notifies the Administrative Agent in writing of its intent to increase the maximum permitted Leverage Ratio as a result thereof (such notice, an “Increase Election”) and (ii) the immediately following three fiscal quarters.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than accounts payable), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness shall be deemed to be the lesser of (i) the outstanding principal amount of such Indebtedness plus all accrued and unpaid interest relating thereto and (ii) the fair market value of the property secured by any such Lien, (g) all Guarantees by such Person of Indebtedness of others, (h) all Finance Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person under Sale and Leaseback Transactions. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other person or entity or subject to any other credit enhancement.

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.13.

“Information Memorandum” means the Confidential Information Memorandum dated January 2024 relating to the Company and the Transactions.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form attached hereto as Exhibit G-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

“Interest Payment Date” means (a) with respect to any Base Rate Loan (including a Swingline Loan) or Alternative Currency Daily Rate Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term SOFR Weekly Floating Rate Loan, the last day of each Interest Period applicable to such Loan (which is also each Interest Rate Change Date) and the Maturity Date and (c) with respect to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall be Interest Payment Dates.

“Interest Period” means (a) with respect to any Term SOFR Loan and any Alternative Currency Term Rate Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect and (b) with respect to any Term SOFR Weekly Floating Rate Loan, the period commencing on the date of such Borrowing and ending on the date that is seven days thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Change Date” means, for any Term SOFR Weekly Floating Rate Loan, the date that is seven days following the date of Borrowing of such Term SOFR Weekly Floating Rate Loan, and each seven-day anniversary thereof.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Bank of America, N.A., JPMorgan Chase Bank, N.A. and each other Lender designated by the Company as an “Issuing Bank” hereunder that has agreed to such designation (and is reasonably acceptable to the Administrative Agent), each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time, plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of each Borrower and each Lender shall remain in full force and effect until the relevant Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Lending Office” means, as to the Administrative Agent, any Issuing Bank or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Company and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in a Foreign Currency.

“Letter of Credit Agreement” has the meaning assigned to such term in Section 2.06(b).

“Leverage Ratio” has the meaning assigned to such term in Section 6.05.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, any promissory notes issued pursuant to Section 2.10(e), any Letter of Credit applications, any Letter of Credit Agreement and any agreements between the Company and an Issuing Bank regarding such Issuing Bank’s Applicable LC Sublimit or the respective rights and obligations between the Company and such Issuing Bank in connection with the issuance of Letters of Credit and any and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $100,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent and the Lenders hereunder.

“Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $100,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $75,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (i) which guarantees Material Indebtedness with an original principal amount in excess of $75,000,000, (ii) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than seven and one-half percent (7.5%) of the Company’s Consolidated EBITDA for such period or (iii) which contributed greater than seven and one-half percent (7.5%) of the Company’s Consolidated Total Assets as of such date.

“Maturity Date” means, with respect to any Lender, the later of (a) January 22, 2029 and (b) if the Maturity Date is extended for such Lender pursuant to Section 2.25, such extended Maturity Date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.25(a).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates (to the extent (i) such Lender is party hereto at the time such Lender or Affiliate enters into the related Swap Agreement or Banking Services Agreement and (ii) in the case of an initial Lender or its Affiliate, such Lender or Affiliate is party to the related Swap Agreement or Banking Services Agreement entered into prior to the Effective Date) under any Swap Agreement or any Banking Services Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due and payable or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are either not overdue by more than forty-five (45) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments and Liens arising under ERISA or the Code with respect to an employee benefit plan (as defined in Section 313 of ERISA) that do not constitute an Event of Default under clause (k) or clause (l), respectively, of Article VII;

(f) easements, defects in title, zoning, land use and building laws restrictions, rights-of-way, covenants, restrictions and similar encumbrances on real property imposed by law, recorded in land records or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

(g) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);

(h) Liens arising from filing UCC financing statements relating solely to (i) leases not prohibited by this Agreement and (ii) consignments and/or bailments;

(i) Liens and deposits in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business; and

(k) licenses (with respect to intellectual property and other property), leases or subleases granted to third parties and not adversely interfering in any material respect with the ordinary conduct of the business of the Company or its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning assigned to such term in Section 5.01.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Pro Forma Basis” means, with respect to any event, that the Company is in compliance on a pro forma basis with the applicable covenant, calculation or requirement herein recomputed as if the event with respect to which compliance on a Pro Forma Basis is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.19.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Rate” means (i) with respect to loans denominated in Dollars, Term SOFR or Weekly Adjusted Term SOFR, as selected by Company, (ii) with respect to loans denominated in Euros, EURIBOR, (iii) with respect to loans denominated in Pounds Sterling, SONIA, (iv) with respect to loans denominated in Japanese Yen, TIBOR and (v) with respect to loans denominated in Swiss Francs, SARON plus the SARON Adjustment.

“Replacement Lender” has the meaning assigned to such term in Section 2.25(c).

“Required Lenders” means, subject to Section 2.24, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Revolving Credit Exposure and Unfunded Commitments representing more than 50% of the sum of the Total Revolving Credit Exposure and Unfunded Commitments at such time; provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Revolving

Credit Exposure representing more than 50% of the Total Revolving Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (x) the Revolving Credit Exposure of any Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.24 of the Swingline Exposure of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Revolving Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Company or an Affiliate of the Company shall be disregarded.

“Rescindable Amount” has the meaning assigned to such term in Section 2.18(f).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response Date” has the meaning assigned to such term in Section 2.25(a).

“Responsible Officer” means the president, chief executive officer, chief operating officer, a Financial Officer or a vice president of a Credit Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.

“Reuters” means Thomson Reuters Corp.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Credit Facility” means the revolving credit facility described in Section 2.01.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Foreign Currency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive country or territorial Sanctions.

“Sanctions” means:

(a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) His Majesty’s Treasury of the United Kingdom; and

(b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or the United Nations Security Council or any similar list maintained by the European Union, any other EU Member State, His Majesty’s Treasury of the United Kingdom or any other U.S. government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“Sanctions Violations” means any violation of any Sanctions by the Company or any of its Subsidiaries, a Lender, an Issuing Bank or the Administrative Agent, as such Sanctions Lists or Sanctions are in effect from time to time.

“SARON” means, with respect to any applicable determination date, the Swiss Average Rate Overnight published on the second Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SARON means such rate that applied on the first Business Day immediately prior thereto.

“SARON Adjustment” means, with respect to SARON, negative 0.0571% per annum.

“Scheduled Relevant Rate Unavailability Date” has the meaning assigned to such term in Section 2.14(c).

“Scheduled SOFR Unavailability Date” has the meaning assigned to such term in Section 2.14(b).

“Scheduled Term SOFR Unavailability Date” has the meaning assigned to such term in Section 2.14(c).

“SEC” means the United States Securities and Exchange Commission.

“Senior Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of January 4, 2017, pursuant to which the Company issued 3.78% senior notes due January 4, 2029 in the aggregate principal amount of $250,000,000.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10 basis points).

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the second Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“Special Notice Currency” means at any time an Agreed Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Subordinated Indebtedness” means any Indebtedness for borrowed money of the Company or any Subsidiary with an original principal amount in excess of $50,000,000 (other than intercompany Indebtedness permitted by Section 6.01(c)) which is subordinated by the terms of the Subordinated Indebtedness Documents in right of payment to the Obligations under the Loan Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company. For purposes of this Agreement and the other Loan Documents, the Charitable Foundations shall not be considered to be Subsidiaries of the Company.

“Successor Rate” means a Successor Term SOFR Rate or Successor Relevant Rate, as the context may require.

“Successor Relevant Rate” has the meaning specified in Section 2.14(c).

“Successor Term SOFR Rate” has the meaning specified in Section 2.14(b).

“Supported QFC” has the meaning assigned to it in Section 9.19.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal Dollar Amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal Dollar Amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.24 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal Dollar Amount of all Swingline Loans made by such Lender outstanding at such time, less the Dollar Amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means Bank of America, N.A. (including its branches and affiliates), in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swiss Francs” means the lawful currency of Switzerland.

“Syndication Agent” means Wells Fargo Bank, National Association in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate published two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period (provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto), in each case, plus the SOFR Adjustment; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate published two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day (provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto), in each case, plus the SOFR Adjustment; provided, that, if Term SOFR determined in accordance with either of clauses (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a loan under the Revolving Credit Facility that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 2.14(b).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Weekly Floating Rate Loan” means a loan under the Revolving Credit Facility that bears interest at Weekly Adjusted Term SOFR.

“TIBOR” means, for any credit extension denominated in Japanese Yen, for any Interest Period, the rate per annum equal to the Tokyo Interbank Offer Rate, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period.

“Total Revolving Credit Exposure” means, at any time, the sum of (a) the outstanding principal amount of the Revolving Loans and Swingline Loans at such time and (b) the total LC Exposure at such time.

“Trade Date” has the meaning assigned to such term in Section 9.04(f)(i).

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR, Weekly Adjusted Term SOFR, an Alternative Currency Daily Rate, an Alternative Currency Term Rate or the Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company that is a solvent person, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unfunded Commitment” means, with respect to each Lender, the Commitment of such Lender less its Revolving Credit Exposure.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.19.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Weekly Adjusted Term SOFR” means, for any day with respect to a Term SOFR Weekly Floating Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the date of Borrowing of such Term SOFR Weekly Floating Rate Loan (and thereafter, each Interest Rate Change Date applicable to such Term SOFR Weekly Floating Rate Loan) for a term equivalent to one (1) month; provided that if the rate is not published prior to 11:00 a.m. (Eastern time) on such determination date then Weekly Adjusted Term SOFR means such Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; provided, further, if Weekly Adjusted Term SOFR shall be less than zero, such rate shall be deemed to equal zero for purposes of this Agreement.

“Withholding Agent” means any Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any law, statute, rule or regulation shall, unless otherwise specified, be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Company’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to the Borrowers and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05 Status of Obligations. The Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which any Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.06 Additional Agreed Currencies.

(a) The Company may from time to time request that Alternative Currency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Agreed Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a Commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and each Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired credit extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Alternative Currency Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Lender (in the case of any such request pertaining to Alternative Currency Loans) or Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or an Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit Alternative Currency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Lenders consent to making Alternative Currency Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Agreed Currency for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (iii) the Administrative Agent and the Issuing Bank may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (iv) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Agreed Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

SECTION 1.07 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

SECTION 1.08 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that, with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.10 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing to any Swingline Loans outstanding pursuant to Section 2.10(a)) in, subject to Sections 2.04 and 2.11(b), (a) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) the Dollar Amount of the Total Revolving Credit Exposure exceeding the Aggregate Commitment or (c) the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings. (a) Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of Base Rate Loans, Term SOFR Loans, Term SOFR Weekly Floating Rate Loans, Alternative Currency Daily Rate Loans, or Alternative Currency Term Rate Loans as the relevant Borrower may request in accordance herewith; provided that each Base Rate Loan shall only be made in Dollars and no Base Rate Loan shall be made to a Designated Foreign Subsidiary Borrower. Each Swingline Loan shall be a Base Rate Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing of, conversion to or continuation of Term SOFR Loans, Term SOFR Weekly Floating Rate Loans, or Alternative Currency Loans, as applicable, shall be in a principal amount of the Dollar Amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Except in the case of Section 2.06(e), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of the Dollar Amount of $500,000 or a whole multiple of the Dollar Amount of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $250,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Interest Periods in effect.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by irrevocable written notice (via a written Borrowing Request signed by the applicable Borrower, or the Company on behalf of the applicable Borrower) not later than (a) in the case of Term SOFR Loans or Term SOFR Weekly Floating Rate Loans, Noon two (2) Business Days prior to the requested date of any Borrowing of Term SOFR Loans or Term SOFR Weekly Floating Rate Loans, (b) in the case of Alternative Currency Loans, Noon four (4) Business Days prior to the requested date of any Borrowing of Alternative Currency Loans and (c) Noon on the requested date of any Borrowing of Base Rate Loans; provided that any such notice of a Borrowing of Base Rate Loans to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m. on the date of the proposed Borrowing. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower;

(ii) the currency and aggregate principal amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) the Type of such Borrowing;

(v) in the case of a request for a Borrowing of Term SOFR Loans, the initial Interest Period to be applicable thereto, and in the case of a request for a Borrowing of Alternative Currency Term Rate Loans, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars (other than a Designated Loan), the requested Revolving Borrowing shall be a Borrowing of Base Rate Loans. If no Interest Period is specified with respect to any requested Borrowing of Term SOFR Loans or Alternative Currency Term Rate Loans, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) any Loan denominated in a Foreign Currency, on each of the following: (i) the date of the Borrowing of such Loan, (ii) each date of a conversion or continuation of such Loan pursuant to the terms of this Agreement, (iii) with respect to each Alternative Currency Term Rate Loan, each Interest Payment Date and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require,

(b) any Letter of Credit denominated in a Foreign Currency, on each of the following: (i) the date on which such Letter of Credit is issued, (ii) each Interest Payment Date, (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, (iv) each date of payment in respect to such Letter of Credit and (v) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders require, and

(c) any Credit Event, on any Business Day as the Administrative Agent or the Required Lenders shall require.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) subject to Sections 2.04 and 2.11(b), the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Commitment or (iii) subject to Sections 2.04 and 2.11(b), the amount of the Total Revolving Credit Exposure exceeding the Aggregate Commitment; provided that the Swingline Lender shall not use the proceeds of any Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, any Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by written notice (via a written Borrowing Request substantially in the form attached hereto as Exhibit G-3 and signed by the Company) by telecopy not later than 11:00 a.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount, which shall be a minimum of $100,000, of the requested Swingline Loan and the account of the Company to which the proceeds of such Swingline Loan are to be credited. The

Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to an account of the Company with the Swingline Lender or to such other account of the Company designated in such notice (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to such Issuing Bank) by 1:00 p.m., Applicable Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of such notice from the Administrative Agent as provided above to pay the amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply cash collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Borrowing Request. Notwithstanding the foregoing, upon the occurrence of (i) the Maturity Date, (ii) any Event of Default described in clause (h), (i) or (j) of Article VII, (iii) the date on which the Loans are accelerated, or (iv) the termination of the Commitments, each Lender shall be deemed to absolutely and unconditionally acquire participations in all of the Swingline Loans outstanding at such time in an amount equal to its Applicable Percentage of such Swingline Loans in each case without notice or any further action from any Swingline Lender, Lender or the Administrative Agent. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment of any Swingline Loan made to the Company.

(d) The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.05(d) above.

SECTION 2.06 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the relevant Issuing Bank relating to any Letter of Credit, including the Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Designated Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (iii) in any manner that would result in a violation of one or more policies of the applicable Issuing Bank applicable to letters of credit generally. The letters of credit identified on Schedule 2.06 (the “Existing Letters of Credit”) shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Company shall telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event not later than 11:00 a.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Company shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the relevant Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the

Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the LC Exposure shall not exceed $25,000,000, (ii) subject to Sections 2.04 and 2.11(b), the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by any Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the relevant Borrower at such time (such sum for any Issuing Bank at any time of determination, its “Outstanding LC Amount”) shall not exceed such Issuing Bank’s Applicable LC Sublimit (provided that, notwithstanding this clause (ii) but at all times subject to the immediately preceding clause (i) and the immediately succeeding clauses (iii), (iv), (v) and (vi), an Issuing Bank may, in its sole discretion, agree to issue, amend or extend a Letter of Credit if such issuance, amendment or extension would cause such Issuing Bank’s Outstanding LC Amount to exceed its Applicable LC Sublimit), (iii) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the Total Revolving Credit Exposure shall not exceed the Aggregate Commitment, (iv) subject to Sections 2.04 and 2.11(b), the Dollar Amount of each Lender’s Revolving Credit Exposure shall not exceed such Lender’s Commitment, (v) subject to Sections 2.04 and 2.11(b), the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit and (vi) subject to Section 2.04, the Dollar Amount of the aggregate face amount of all Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Sublimit. An Issuing Bank shall not be under any obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any Letter of Credit (x) with a one-year tenor may provide for the extension thereof for additional one-year periods and (y) may provide for a tenor in excess of one year if approved by the relevant Issuing Bank, the Administrative Agent (such approval not to be unreasonably withheld) (which tenor shall not, in the case of each of clauses (x) and (y), in any event extend beyond the date referred to in clause (ii) above).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent either (i) in Foreign Currency with respect to an LC Disbursement made in such Foreign Currency or (ii) in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if an Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 2:00 p.m., Applicable Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Applicable Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Applicable Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing or Swingline Loan, as applicable. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof (the “Unreimbursed Amount”). Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the Unreimbursed Amount, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Dollar Amount, calculated on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct (or, as determined pursuant to a claim initiated by the Company, material breach of its express obligations under the Loan Documents) on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Term SOFR Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i) Replacement of Issuing Bank. (A) Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(B) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.06(i)(A) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. For the purposes of this paragraph, the Dollar Amount of the Foreign Currency LC Exposure shall be calculated on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the relevant Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the relevant Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(l) Issuing Bank Agreements. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends or extends any Letter of Credit, the date of such issuance, amendment or extension, and the currency and aggregate face amount of the Letters of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amount thereof shall have changed), (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which a Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. Each Issuing Bank shall provide to the Administrative Agent a list of outstanding Letters of Credit issued by it (together with type and amounts) on a monthly basis within ten Business Days after the last day of each month.

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars (other than a Designated Loan), by 1:00 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency and Designated Loans, by 12:00 noon; provided that Swingline Loans shall be made as provided in Section 2.05. Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the funds so received (by the close of business (Applicable Time, as applicable) on the proposed date of the relevant Loans) in the aforesaid account of the Administrative Agent to (x) an account of the Company designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that Base Rate Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or in the case of a Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of such Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a request for Term SOFR Loans or Alternative Currency Term Rate Loans, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a conversion to or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, may elect Interest Periods therefor, all as provided in this Section 2.08. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by irrevocable written notice via an Interest Election Request signed by such Borrower, or the Company on its behalf) not later than (i) 11:00 a.m. two Business Days prior to the requested date of any conversion to or continuation of or of any conversion of (A) Term SOFR Loans to Base Rate Loans or Term SOFR Weekly Floating Rate Loans or (B) Term SOFR Weekly Floating Rate Loans to Base Rate Loans or Term SOFR Loans and (ii) in the case of Alternative Currency Loans, 11:00 a.m. four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any continuation of Alternative Currency Term Rate Loans. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term SOFR Loans or Alternative Currency Term Rate Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Borrowing of Base Rate Loans, Term SOFR Weekly Floating Rate Loans, Alternative Currency Daily Floating Rate Loans, Term SOFR Loans or Alternative Currency Term Rate Loans; and

(iv) if the resulting Borrowing is of Term SOFR Loans or Alternative Currency Term Rate Loans, the Interest Period and, in the case of Alternative Currency Term Rate Loans, the Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a conversion to Term SOFR Loans or Alternative Currency Term Rate Loans but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower (or the Company on its behalf) fails to deliver a timely Interest Election Request with respect to Term SOFR Loans or Alternative Currency Term Rate Loans prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars (other than Designated Loans), such Borrowing shall be deemed to have an Interest Period that is one (1) month and (ii) in the case of a Borrowing denominated in a Foreign Currency or a Designated Loan in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Term SOFR Loans or Alternative Currency Term Rate Loans in the same Agreed Currency with an Interest Period of one month unless such Term SOFR Loans or Alternative Currency Term Rate Loans is or was repaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars (other than Designated Loans) may be converted to or continued as Term SOFR Loans, (ii) unless repaid, each Term SOFR Loan denominated in Dollars (other than Designated Loans) shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto and (iii) unless repaid, each Alternative Currency Term Rate Loan denominated in a Foreign Currency and each Designated Loan shall automatically be continued as Alternative Currency Term Rate Loans with an Interest Period of one month.

SECTION 2.09 Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, (A) the Dollar Amount of any Lender’s Revolving Credit Exposure would exceed its Commitment or (B) the Dollar Amount of the Total Revolving Credit Exposure would exceed the Aggregate Commitment.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Administrative Agent for the account of the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the seventh (7th) Business Day after such Swingline Loan is made; provided that, on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form attached hereto as Exhibit H. Each Lender may attach schedules to its promissory note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

SECTION 2.11 Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a). The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice in a form acceptable to the Administrative Agent of any prepayment hereunder (A) not later than 11:00 a.m. (1) two (2) Business Days prior to any date of prepayment of Term SOFR Loans or Term SOFR Weekly Floating Rate Loans, (2) four (4) Business Days (or five (5) Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of any Alternative Currency Loans, or (3) on the date of prepayment of Base Rate Loans or (B) not later than 1:00 p.m. on the date of prepayment of Swingline Loans. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) any additional amounts required pursuant to Section 2.16.

(b) If at any time, (i) other than as a result of fluctuations in currency exchange rates, (A) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or (B) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds the Foreign Currency Sublimit or (ii) solely as a result of fluctuations in currency exchange rates, (A) the aggregate principal Dollar Amount of the Total Revolving Credit Exposure (so calculated) exceeds 105% of the Aggregate Commitment or (B) the Foreign Currency Exposure, as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit, the Borrowers shall in each case immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of the Total Revolving Credit Exposure (so calculated) to be less than or equal to the Aggregate Commitment and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit, as applicable.

SECTION 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the actual daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the actual daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the fifteenth (15th) day following the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term SOFR Loans on the actual daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the actual daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to each Letter of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Participation fees and fronting fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and participation fees and fronting fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in Dollars in the Dollar Amount thereof.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times specified in the Fee Letter. The Company agrees to pay to the Arrangers and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable absent manifest error in the calculation of the amount thereof.

SECTION 2.13 Interest. (a) (i) Each Base Rate Loan (including each Swingline Loan) shall bear interest at the Base Rate plus the Applicable Rate, (ii) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate, (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternative Currency Daily Rate plus the Applicable Rate, (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Alternative Currency Term Rate for such Interest Period plus the Applicable Rate, and (v) each Term SOFR Weekly Floating Rate Loan shall bear interest at Weekly Adjusted Term SOFR plus the Applicable Rate.

(b) [Reserved].

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan, any Alternative Currency Term Rate Loan or any Term SOFR Weekly Floating Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Term SOFR, Weekly Adjusted Term SOFR, Alternative Currency Daily Rate or Alternative Currency Term Rate, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Interest in respect of Loans denominated in Dollars shall be paid in Dollars, and interest in respect of Loans denominated in a Foreign Currency shall be paid in such Foreign Currency.

SECTION 2.14 Inability to Determine Rates.

(a) If in connection with any request for a Term SOFR Loan, a Term SOFR Weekly Floating Rate Loan or an Alternative Currency Loan or a conversion of Base Rate Loans to Term SOFR Weekly Floating Rate Loans or Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreed Currency has been determined in accordance with Section 2.14 (b) or Section 2.14(c) and the circumstances under clause (i) of Section 2.14(b) or of Section 2.14(c), or the Scheduled SOFR Unavailability Date or the Scheduled Relevant Rate Unavailability Date, as applicable, has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreed Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, a Term SOFR Weekly Floating Rate Loan or an Alternative Currency Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan denominated in an Agreed Currency for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, Term SOFR Weekly Floating Rate Loans or Alternative Currency Loans in the affected currencies, as applicable, or to convert Base Rate Loans to Term SOFR Weekly Floating Rate Loans or Term SOFR Loans, shall be suspended in each case to the extent of the affected Loans, Interest Period(s) or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.14(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Company or the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans, or Borrowing of or conversion to Term SOFR Weekly Floating Rate Loans, or Borrowing of, or continuation of Alternative Currency Loans, in each case to the extent of the affected Loans, Interest Periods or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Amount of the amount specified therein and (ii) (A) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans at the end of their respective applicable Interest Period, (B) any outstanding Term SOFR Weekly Floating Rate Loans shall be deemed to have been converted to Base Rate Loans immediately and (C) any outstanding affected Alternative Currency Loans, at the applicable Borrower’s election, shall either (1) be converted into a Borrowing of Base Rate Loans denominated in Dollars in the Dollar Amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by a Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by such Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, such Borrower shall be deemed to have elected clause (1) above.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled SOFR Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled SOFR Unavailability Date, Term SOFR and Weekly Adjusted Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Term SOFR Rate”).

If the Successor Term SOFR Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a quarterly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.14(b)(i) or (ii) have occurred with respect to the Successor Term SOFR Rate then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR or Weekly Adjusted Term SOFR or any then current Successor Term SOFR Rate in accordance with this Section 2.14 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Term SOFR Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

For purposes of this Section 2.14(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

(c) Replacement or Successor of Relevant Rate (other than for Dollars). Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive and binding upon all parties hereto absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined (which determination likewise shall be conclusive and binding upon all parties hereto absent manifest error), that:

(i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreed Currency (other than Dollars) because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreed Currency (other than Dollars) (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreed Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreed Currency (the latest date on which all tenors of the Relevant Rate for such Agreed Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Relevant Rate Unavailability Date”); or

or if the events or circumstances of the type described in Section 2.14(c)(i) or (ii) have occurred with respect to the Successor Relevant Rate then in effect, then, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreed Currency or any then current Successor Relevant Rate for an Agreed Currency in accordance with this Section 2.14 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Agreed Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Agreed Currency for such benchmarks (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Relevant Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(d) Successor Rates Generally.

The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

(e) For purposes of this Section 2.14, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in the relevant Foreign Currency shall be excluded from any determination of Required Lenders.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the applicable interbank market any other condition, cost or expense affecting this Agreement, Term SOFR Loans or Term SOFR Weekly Floating Rate Loans made by such Lender or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Company will pay (or cause the applicable Foreign Subsidiary Borrower to pay) to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Foreign Subsidiary Borrower to pay) to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Foreign Subsidiary Borrower to pay) such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to the foregoing provisions of this Section 2.15 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.16 Compensation for Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Foreign Subsidiary Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of any Interest Period, relevant interest payment date or payment period, as applicable, for such Loan, if applicable (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Foreign Subsidiary Borrower;

(c) any assignment of a Term SOFR Loan, an Alternative Currency Term Rate Loan or a Term SOFR Weekly Floating Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 2.19; or

(d) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

For purposes of calculating amounts payable by the Company (or the applicable Foreign Subsidiary Borrower) to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Alternative Currency Term Rate Loan made by it at the Alternative Currency Term Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Alternative Currency Term Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error.

SECTION 2.17 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then, without duplication, the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrowers. The relevant Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.17, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars (other than in respect of Designated Loans), Noon and (ii) in the case of payments denominated in a Foreign Currency or in respect of Designated Loans, not later than the Applicable Time specified by the Administrative Agent, as applicable, in each case on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be at the Administrative Agent’s Office, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15,

2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees that, to the extent permitted by applicable law, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f) With respect to any payment that the Administrative Agent makes for the account of the Lenders or any Issuing Bank hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrowers have not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrowers (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such Issuing Bank, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) In addition to the Company’s rights under Section 9.02(d), if (i) any Lender requests compensation under Section 2.15, (ii) any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (other than amounts in respect of Other Taxes) or (iii) any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and

Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20 Expansion Option. The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $450,000,000. The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”; provided that no Ineligible Institution may be an Augmenting Lender), which agree to increase their existing Commitments, or to participate in such Incremental Term Loans, or provide new Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company, the Administrative Agent and the Issuing Banks, (ii) no Augmenting Lender shall be the Company or any Subsidiary or Affiliate of the Company and (iii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit B hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit C hereto. No consent of any Lender (other than the Lenders participating in the increase or any Incremental Term Loan) shall be required for any increase in Commitments or Incremental Term Loan pursuant to this Section 2.20. Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a Pro Forma Basis) with the covenants contained in Section 6.05 and (ii) the Administrative Agent shall have received (x) documents consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such increase or Incremental Term Loan and (y) reaffirmations from the Company. On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the applicable Borrower, or the Company on behalf of the applicable Borrower, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term SOFR Loan and each Alternative Currency Term Rate Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans. Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Increasing Lender participating in such tranche, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the Incremental Term Loans as described in this Section 2.20; provided that any such Incremental Term Loan Amendment shall require that any waivers or amendments of Section 4.02 (including the waiver of any Default that has the effect of waiving the conditions in Section 4.02) shall also require the written consent or approval of Lenders having Revolving Credit Exposure and unused Commitments in respect of Revolving Loans representing more than 50% of the sum of the total Revolving Credit Exposure and unused Commitments in respect of Revolving Loans. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.21 Administrative Borrower. Each Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to the administration of this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein (other than any waiver, amendment or other modification contemplated by Section 9.02). Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Borrowers.

SECTION 2.22 Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency on the Business Day preceding that on which final, nonappealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such

Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23 Designation of Foreign Subsidiary Borrowers. After the Effective Date, the Company may at any time and from time to time designate any Eligible Foreign Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company and the satisfaction of the other conditions precedent set forth in Section 4.03, and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be a Foreign Subsidiary Borrower and a party to this Agreement. Each Foreign Subsidiary Borrower shall remain a Foreign Subsidiary Borrower until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement. Notwithstanding the preceding sentences, no Borrowing Subsidiary Termination will become effective as to any Foreign Subsidiary Borrower at a time when any principal of or interest on any Loan to such Borrower shall be outstanding hereunder; provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Subsidiary Borrower to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender. Notwithstanding anything set forth herein or in any other Loan Document to the contrary, (i) other than as expressly set forth in Article X solely with respect to the Company, the parties hereto agree that the Obligations of the Borrowers are several in nature (and not the joint obligations of the Borrowers), including any obligations of Borrowers hereunder to make payments of principal and interest regarding the Loans, and (ii) the parties agree that the Foreign Subsidiary Borrowers are not obligated to pay or otherwise liable for, and do not guaranty, collaterally support or otherwise have any responsibility (in any such case, either directly or indirectly, whether as a primary obligor, guarantor, indemnitor or otherwise) with respect to, any Obligations of the Company or any other Foreign Subsidiary Borrower.

SECTION 2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize each Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders directly affected thereby shall not, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the relevant Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the relevant Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.24(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(d)(i) (and such Defaulting Lender shall not participate therein).

Subject to Section 9.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

If (i) a Bankruptcy Event or a Bail-In Action with respect to any Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.25 Extension of Maturity Date.

(a) The Company may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), request that the Lenders extend the Maturity Date in effect at such time (the “Existing Maturity Date”) for one additional year after such Existing Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 15th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-Extending Lender”; provided that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-Extending Lender. The Administrative Agent shall notify the Company, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Maturity Date may be extended no more than two times pursuant to this Section 2.25.

(b) (i) If, by the Response Date, Lenders holding Commitments that aggregate 50% or more of the total Commitments shall constitute Non-Extending Lenders, then the Existing Maturity Date shall not be extended and the outstanding principal balance of all Loans and other amounts payable hereunder shall be payable, and the Commitments shall terminate, on the Existing Maturity Date in effect prior to such extension.

(ii) If (and only if), by the Response Date, Lenders holding Commitments that aggregate more than 50% of the total Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then, effective as of the Existing Maturity Date, the Maturity Date for such Extending Lenders shall be extended to the first anniversary of the Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 2.25(d)). In the event of such extension, the Commitment of each Non-Extending Lender shall terminate on the Existing Maturity Date in effect for such Non-Extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 2.25(c) below, the total Commitments hereunder shall be reduced by the Commitments of the Non-Extending Lenders so terminated on such Existing Maturity Date.

(c) In the event of any extension of the Existing Maturity Date pursuant to Section 2.25(b)(ii), the Company shall have the right on or before the Existing Maturity Date, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights (other than its rights to payments pursuant to Section 2.15, Section 2.16, Section 2.17 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Lender by the Company, which may include any existing Lender (each, a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent, the Issuing Banks or the Swingline Lender would be required to effect an assignment under Section 9.04(b), (ii) such assignment shall become effective as of a date specified by the Company (which shall not be later than the Existing Maturity Date in effect for such Non-Extending Lender prior to the effective date of the requested extension) and (iii) the Replacement Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.

(d) As a condition precedent to each such extension of the Existing Maturity Date pursuant to Section 2.25(b)(ii), the Company shall (i) deliver to the Administrative Agent a certificate of the Company dated as of the Existing Maturity Date signed by the Company certifying that, as of such date, both before and immediately after giving effect to such extension, (A) the representations and warranties of the Company set forth in this Agreement shall be true and correct and (B) no Default shall have occurred and be continuing and (ii) first make such prepayments of the outstanding Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Bank) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-Extending Lenders pursuant to Section 2.25(b) and any assignment pursuant to Section 2.25(c), the aggregate Revolving Credit Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.

(e) For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 2.25 and (ii) the operation of this Section 2.25 in accordance with its terms is not an amendment subject to Section 9.02.

SECTION 2.26 Illegality.

If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Relevant Rate or SOFR or to determine or charge interest rates based upon a Relevant Rate or to purchase or sell, or to take deposits of, Dollars or any Foreign Currency in the applicable interbank market, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), (a) any obligation of such Lender to make or maintain Alternative Currency Loans in the affected currency or currencies or, in the case of Loans denominated in Dollars, any obligation of such Lender to make or continue Term SOFR Loans or to make Term SOFR Weekly Floating Rate Loans or to convert Base Rate Loans to Term SOFR Loans or Term SOFR Weekly Floating Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all Alternative Currency Loans in the affected currency or currencies or all Term SOFR Loans, as applicable, or if applicable, convert all Term SOFR Loans and all Term SOFR Weekly Floating Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.

SECTION 2.27 Designated Lenders.

Each of the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender at its option may make any credit extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of any Borrower to repay any credit extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary as of the Effective Date, noting whether such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens (it being understood and agreed that the representation and warranty contained in this sentence shall cease to apply to any such shares or other equity interests to the extent such shares or other equity interests have been sold, transferred or otherwise disposed of by the Company or such Subsidiary to a non-affiliated third party in accordance with the terms of this Agreement following the Effective Date). Other than pursuant to stock option equity or equity-based incentive plans or other benefit plans or retainer arrangements for directors, management or employees of the Company and its Subsidiaries or as otherwise permitted by this Agreement, there are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Borrower’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Borrower is a party have been duly executed and delivered by such Borrower and constitute a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2022 reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2022, there has been no material adverse change in the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05 Properties. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, other than Liens permitted by Section 6.02.

(b) Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Litigation, Environmental and Labor Matters. (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer the Company, threatened in writing against the Company or any of its Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability on the part of the Company or any of its Subsidiaries.

(c) There are no strikes, lockouts or slowdowns against the Company or any of its Subsidiaries pending or, to the knowledge of any Responsible Officer, threatened in writing. The hours worked by and payments made to employees of the Company and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. All material payments due from the Company or any of its Subsidiaries, or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Company or any of its Subsidiaries is bound.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority (including, without limitation, Anti-Corruption Laws) applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information (other than information of a general economic or industry nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certifications provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12 Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13 Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.15 Sanctions Laws and Regulations.

(a) The Company and its Subsidiaries and to the knowledge of a Responsible Officer their respective directors, officers, employees, and agents have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b) None of the Company or its Subsidiaries or to the knowledge of a Responsible Officer their respective directors, officers, employees, agents or representatives acting or benefiting in any capacity in connection with this Agreement (i) is a Designated Person; (ii) is a Person that is owned or controlled by one or more Designated Persons; (iii) is located, organized or resident in a Sanctioned Country; or (iv) in each case, except as could not reasonably be expected to result in a Material Adverse Effect or could not reasonably be expected to result in any Sanctions Violation by, or liability to, a Lender, an Issuing Bank or the Administrative Agent, has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (1) with any Designated Person, (2) in any Sanctioned Country, or (3) otherwise in violation of Sanctions.

SECTION 3.16 Affected Financial Institutions. No Borrower is an Affected Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Bryce D. Jewett, general counsel of the Company and (ii) Hunton Andrews Kurth LLP, special counsel for the Company covering matters relating to the Company, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsels to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Transactions and any other legal matters relating to the Company, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received evidence satisfactory to it that the credit facility evidenced by the Existing Credit Agreement shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid substantially concurrently with the Effective Date).

(f) (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Company requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Company at least ten (10) days prior to the Effective Date and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (f) shall be deemed to be satisfied).

(g) The Administrative Agent shall have received (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment of) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than in the case of a refinancing of a Borrowing with a new Borrowing that does not increase the aggregate principal amount of the Loans of any Lender outstanding), and of the Issuing Banks to issue, amend or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or other materiality qualification) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) In the case of a Borrowing to be denominated in a Foreign Currency, such currency remains an Eligible Currency.

Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03 Designation of a Foreign Subsidiary Borrower. The designation of a Foreign Subsidiary Borrower pursuant to Section 2.23 is subject to the condition precedent that the Company or such proposed Foreign Subsidiary Borrower shall have furnished or caused to be furnished to the Administrative Agent:

(a) Copies, certified by the Secretary or Assistant Secretary of such Subsidiary, of its Board of Directors’ resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for the Administrative Agent) approving the Borrowing Subsidiary Agreement and any other Loan Documents to which such Subsidiary is becoming a party and such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary;

(b) An incumbency certificate, executed by the Secretary or Assistant Secretary of such Subsidiary, which shall identify by name and title and bear the signature of the officers of such Subsidiary authorized to request Borrowings hereunder and sign the Borrowing Subsidiary Agreement and the other Loan Documents to which such Subsidiary is becoming a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company or such Subsidiary;

(c) Opinions of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, with respect to the laws of its jurisdiction of organization and such other matters as are reasonably requested by counsel to the Administrative Agent and addressed to the Administrative Agent and the Lenders;

(d) Any documentation and other information related to such Subsidiary reasonably requested by the Administrative Agent or any Lender under applicable “know your customer” or similar rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and

(e) Any promissory notes requested by any Lender, and any other instruments and documents reasonably requested by the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full (other than unasserted contingent indemnification obligations not yet due and payable) and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Company will furnish to the Administrative Agent for distribution to each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, other than an exception resulting solely from the classification of the Loans as short-term indebtedness during the twelve-month period prior to the Maturity Date) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by clause (c) of this Section 5.01 to the Administrative Agent.

The Company hereby acknowledges that (i) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arranger, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.13); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and any Affiliate thereof and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

SECTION 5.02 Notices of Material Events. The Company will furnish to the Administrative Agent (for distribution to each Lender) prompt written notice of the following:

(a) the occurrence of any Default known to a Responsible Officer of the Company;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of NewMarket Credit Agreement dated as of January 22, 2024” and (iii) shall be accompanied by a statement of a Responsible Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to so maintain such authority, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any asset sale, merger, consolidation, liquidation or dissolution permitted under Section 6.03; provided further that neither the Company nor any Subsidiary shall be required to preserve any such rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names if a Responsible Officer of the Company or such Subsidiary should reasonably determine that the preservation thereof is no longer desirable in the conduct of the Company’s or such Subsidiary’s business and such failure to so preserve is not materially adverse to the Lenders.

SECTION 5.04 Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, in accordance with industry standards and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (or if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Company may, if it so chooses, be present or participate in any such discussions), all at such reasonable times and as often as reasonably requested; provided that, so long as no Event of Default has occurred and is continuing, (i) the Administrative Agent and its designated representatives shall not be reimbursed for more than one such visit and inspection per year and (ii) the Administrative Agent shall give the Company not less than three (3) Business Days’ prior notice of its intent to conduct any such visit and inspection. The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders. To the extent that the Administrative Agent or any Lender obtains possession of any proprietary information in the course of such visit or inspection, the Administrative Agent and each Lender shall handle such information in accordance with Section 9.13 of this Agreement.

SECTION 5.07 Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except, in the case of clauses (i) and (ii) of this Section 5.07, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business, including, without limitation (i) to refinance the Existing Credit Agreement and (ii) to finance acquisitions and capital expenditures. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than unasserted contingent indemnification obligations not yet due and payable) and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01 Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Subsidiary existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses);

(c) Indebtedness of any Subsidiary owing to the Company or any other Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of another Subsidiary permitted under clause (a), (b), (e) or (f) of this Section 6.01;

(e) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses); provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e), when aggregated with the principal amount of similar Indebtedness of the Company, shall not exceed $200,000,000 at any time outstanding;

(f) Indebtedness of any Subsidiary as an account party in respect of trade letters of credit; and

(g) Indebtedness of any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (g) at any time (when aggregated with the aggregate outstanding principal amount of Indebtedness of the Company and/or any Subsidiary secured by a Lien under Section 6.02(g) at such time) shall not exceed the greater of (i) $325,000,000 and (ii) twenty percent (20%) of the Company’s Consolidated Net Tangible Assets.

SECTION 6.02 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property, asset, any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on Excluded Real Property;

(c) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than for accrued interest, premiums, costs and expenses);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01 or similar Indebtedness of the Company, in an aggregate principal amount not to exceed $200,000,000, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(f) any Lien constituting a precautionary backup security interest in respect of (i) accounts receivable sold, conveyed or otherwise transferred or over which a security interest has been granted in connection with an accounts receivable securitization, supply chain financing, receivables purchase agreement or similar arrangement, (ii) all rights and properties associated with such accounts receivable, including all proceeds thereof, (iii) all rights arising under any underlying contact or purchase order which gave rise to such accounts receivable, (iv) all rights to replevin of the goods sold in the creation of such accounts receivable, (v) any collateral securing such accounts receivable, (vi) any deposit accounts established and maintained solely in connection with such accounts receivable used for receipt and collection of such accounts receivable, or (vii) all supporting obligations and other rights, assets or properties customarily transferred (or in which security interests are customarily granted); and

(g) Liens on assets of the Company and its Subsidiaries not otherwise permitted above; provided that the aggregate outstanding principal amount of Indebtedness and other obligations of the Company and its Subsidiaries subject to such Liens permitted by this clause (g) at any time (when aggregated with the aggregate outstanding principal amount of Indebtedness of any Subsidiary under Section 6.01(g) at such time) shall not exceed the greater of (i) $325,000,000 and (ii) twenty percent (20%) of the Company’s Consolidated Net Tangible Assets; provided further that no Lien permitted under this clause (g) shall be granted to secure Indebtedness under the Senior Note Purchase Agreement or any refinancing or replacement of any of the Indebtedness evidenced by the Senior Note Purchase Agreement unless and until the Obligations are secured equally and ratably with such Indebtedness pursuant to documentation reasonably satisfactory to the Administrative Agent in form and substance, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and its Subsidiaries.

SECTION 6.03 Fundamental Changes and Asset Sales. (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole), or all or substantially all of the Equity Interests of its Subsidiaries (taken as a whole) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i) any Person (including any Subsidiary) may merge into or consolidate with the Company or any Subsidiary in a transaction in which the Company or such Subsidiary is the surviving corporation (provided that any such merger involving the Company must result in the Company as the surviving entity);

(ii) (A) any Subsidiary may merge into a Borrower in which the surviving entity is such Borrower (provided that any such merger involving the Company must result in the Company as the surviving entity) and (B) any Subsidiary may merge into any other Subsidiary;

(iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Company or any other Subsidiary; and

(iv) any Subsidiary that is not a Material Subsidiary may liquidate or dissolve if a Responsible Officer of the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

(b) The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than (i) businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses ancillary, similar, complementary or synergistic thereto or reasonable extensions, developments or expansions of such businesses and (ii) real estate holding and/or development activities.

(c) The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate. Notwithstanding the foregoing, transactions with the Charitable Foundations shall in no event be considered to be transactions with an Affiliate.

SECTION 6.05 Financial Covenant. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after March 31, 2024, of (i) Consolidated Total Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.75 to 1.00; provided that, to the extent that an Increased Leverage Period is in effect, then the Leverage Ratio shall not be greater than 4.25 to 1.00; provided further that (x) the Company may not elect to implement an Increased Leverage Period for at least two (2) fiscal quarters following the end of an Increased Leverage Period and (y) the maximum Total Leverage Ratio permitted under this Section 6.05 shall revert to 3.75 to 1.00 as of the end of such Increased Leverage Period and thereafter until another Increased Leverage Period (if any) is elected pursuant to the terms and conditions described in this Section 6.05.

SECTION 6.06 Sanctions Laws and Regulations. (a) The Company will not, and will not permit its Subsidiaries to, directly or indirectly use the proceeds of the Loans (i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; (ii) in each case except to the extent permissible for a Person required to comply with Sanctions, to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or a Person that is owned or controlled by one or more Designated Persons, or in any Sanctioned Country; (iii) in any other manner that will result in any Sanctions Violations by any party to this Agreement or (iv) in each case, except as could not reasonably be expected to result in a Material Adverse Effect or could not reasonably be expected to result in any Sanctions Violations by, or liability to, a Lender, an Issuing Bank or the Administrative Agent, for any purpose which would breach Anti-Corruption Laws.

(b) The Company will not, and will not permit its Subsidiaries to, use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons in any manner which would result in a Sanctions Violation; or (ii) any Sanctioned Country in any manner that would result in a Sanctions Violation, to pay or repay any amount owing to the Lenders under this Agreement.

(c) The Company will, and shall ensure that each of its Subsidiaries will (i) maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws; and (ii) have appropriate controls and safeguards in place designed to prevent any proceeds of any Loans from being used contrary to the representations and undertakings set forth herein.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08, in Article VI or in Article X;

(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace and cure periods);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by an unaffiliated third party insurer that has not denied coverage) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(o) the subordination provisions of any Subordinated Indebtedness shall cease to be in full force and effect (other than in accordance with their terms);

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article, and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j); and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, and the obligation of the Company to cash collateralize the LC Exposure as provided above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity.

SECTION 7.02 Application of Funds.

(a) After the exercise of remedies provided for in Section 7.01 (or after the Loans have automatically become immediately due and payable and the LC Exposure has automatically been required to be cash collateralized as set forth in the final paragraph of Section 7.01), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.06 and 2.24, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders and the Issuing Banks (including reasonable and documented fees, charges and disbursements of counsel to the respective Lenders and the Issuing Banks) arising under the Loan Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this Second clause payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest on the Loans, LC Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the applicable Issuing Banks in proportion to the respective amounts described in this Third clause payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, LC Borrowings and Obligations then owing under Swap Agreements and Banking Services Agreements and to the to the Administrative Agent for the account of the applicable Issuing Bank, to cash collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Company pursuant to Section 2.06, in each case ratably among the Administrative Agent, the Lenders (and, in the case of Swap Agreements and Banking Services Agreements, Affiliates of Lenders), and the applicable Issuing Banks in proportion to the respective amounts described in this Fourth clause held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.

(b) Subject to Section 2.06, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fourth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(c) Notwithstanding the foregoing, Obligations arising under Bank Service Agreements and Swap Agreements shall be excluded from the application described above if the Administrative Agent has not received a written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender (or Affiliate thereof). Each Affiliate of a Lender not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VIII

The Administrative Agent

SECTION 8.01 Appointment and Authority.

Each Lender and each Issuing Bank hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby.

SECTION 8.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

SECTION 8.03 Exculpatory Provisions.

(a) The Administrative Agent or its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent or any of its Related Parties under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in the Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an Issuing Bank.

(c) Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for, any claim, liability, loss, cost or expense suffered by any Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Amount or Foreign Currency Amount thereof.

SECTION 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objections.

SECTION 8.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06 Resignation of Administrative Agent.

(a) Notice. The Administrative Agent may, at any time, give 30 days’ prior written notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent (such successor to be approved by the Company, such approval not to be unreasonably withheld or delayed; provided, however, that if an Event of Default shall exist at such time, no approval of the Company shall be required hereunder), which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Competitor. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and appoint a successor Administrative Agent (such successor to be approved by the Company, such approval not to be unreasonably withheld or delayed; provided, however, that if an Event of Default shall exist at such time, no approval of the Company shall be required hereunder). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d) Issuing Bank and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 8.06 shall also constitute its resignation as Issuing Bank and Swingline Lender. If Bank of America resigns as the Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the Issuing Bank and all LC Exposure with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.06(e). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.05(c). Upon the appointment by the Company of a successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

SECTION 8.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or the Issuing Bank as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the Issuing Bank represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and the Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

SECTION 8.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or an Issuing Bank hereunder.

SECTION 8.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under this Agreement) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

SECTION 8.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers, the Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Borrower, that none of the Administrative Agent, or the Arrangers, the Syndication Agent, the Co-Documentation Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each Arranger, the Syndication Agent and each Co-Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent fees or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.11 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender whether or not in respect of an Obligation due and owing by any Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219-4350, Attention of Chief Financial Officer (Telecopy No. (804) 788-5435; Telephone No. (804) 788-5055); and Attention of Treasurer (Telecopy No. (804) 788-5435; Telephone No. (804) 788-6495);

(ii) if to the Administrative Agent (A) in the case of payments, advances, rates and lender requests, to Bank of America, N.A., 1950 N. Stemmons FWY, Mail Code: TX1-160-06-02, Dallas, TX 75207, Attention of Karen Puente (Telephone No. (469) 201-8912; (Electronic Mail: karen.r.puente@bofa.com) and (B) in the case of financials and other communications, to Bank of America, N.A., Agency Management, 540 W. Madison St., Mail Code: IL4-540-22-29, Chicago, Illinois 60601, Attention of Denise Jones (Telephone No. (312) 828-1846; Telecopy No. 877.206.8413; Electronic Mail: denise.j.jones@bofa.com);

(iii) if to Bank of America as an Issuing Bank, (A) in the case of standby Letters of Credit, to it at Bank of America Trade Operations, Mail Code: PA6-580-02-30, 1 Fleet Way, Scranton, PA 18507 (Telephone No. (570) 496-9619; Telecopy No. 800-755-8740; Electronic Mail: tradeclientserviceteamus@bofa.com), (B) in the case of commercial Letters of Credit, to it at Bank of America Trade Operations, Attention of John Yzeik, Mail Code: PA6-580-02-30, 1 Fleet Way, Scranton, PA 18507 (Telephone No. (570) 496-9588; Telecopy No. 800-755-8740), or (C) in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Company and the Administrative Agent;

(iv) if to the Swingline Lender, to Bank of America, N.A., 1950 N. Stemmons FWY, Mail Code: TX1-160-06-02, Dallas, TX 75207, Attention of Karen Puente (Telephone No. (469) 201-8912; Electronic Mail: karen.r.puente@bofa.com); and

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

(b) Electronic Communications.

(i) Notices and other communications to the Administrative Agent, the Issuing Banks and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to an electronic communications agreement (or such other procedures approved by the Administrative Agent in its sole discretion); provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM

FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Issuing Bank, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of the Company and the Administrative Agent may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender and each Issuing Bank may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender and each Issuing Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, telephonic or electronic notices and a notice for a Borrowing Request) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment and as provided in Section 2.14(b), (c) and (d), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby (except that neither (A) any amendment or modification of the financial covenant in this Agreement (or defined terms used in the financial covenant in this Agreement) or (B) any amendment entered into pursuant to the terms of Section 2.14(b), (c) or (d) shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the consent of the Required Lenders), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.09(c) or 2.18(b) or (c) or 7.02 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.24(b) without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vii) amend the definition of “Agreed Currencies” without the written consent of each Lender, (viii) release the Company from its obligations under Article X without the written consent of each Lender or (ix) subordinate, or have the effect of subordinating, the Obligations hereunder without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.24 shall require the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender and (iii) such Non-Consenting Lender shall have received the outstanding principal amount of its Loans and participations in LC Disbursements. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and one additional local counsel in each applicable jurisdiction, in connection with the syndication of the credit facilities provided for herein, the distribution (including, without limitation, via the internet or through a service such as Intralinks), the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one primary counsel (and one local counsel in each applicable jurisdiction) for the Administrative Agent and one additional counsel for all of the Lenders and additional counsel as the Administrative Agent or any Lender or group of Lenders reasonably determines are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Company shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by the Company or any other Borrower or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of (or, as determined pursuant to a claim initiated by the Company, material breach of its express obligations under the applicable Loan Documents by) such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that are permitted under relevant applicable law as losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, any Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) other than direct or actual damages that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand (together with reasonably detailed invoices) therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, subject to Section 9.04(b)(ii)(E) below, if an Event of Default has occurred and is continuing, to any other assignee;

(B) the Administrative Agent;

(C) the Issuing Banks; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans on a non-pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws;

(E) the assignee shall not be a Disqualified Competitor unless an Event of Default referred to in clause (a), (b), (h), (i) or (j) of Article VII has occurred and is continuing or the Company has consented in writing to such assignment;

(F) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to any Borrower described in section 108(e)(4) of the Code;

(G) the assignee shall not be the Company or any Subsidiary or Affiliate of the Company; and

(H) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (b)(ii)(H), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Company, any of its Subsidiaries or any of its Affiliates, (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (e) a Disqualified Competitor.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that, if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, any Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; or (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to any Borrower described in section 108(e)(4) of the Code. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender); (B) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (C) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent (i) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and (ii) the sale of the participation to such Participant is made with the Company’s prior written consent. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the Proposed United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to clause (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Administrative Agent, the Company and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposure with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.06(e)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (B) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(f) Disqualified Competitors.

(i) No assignment (or, to the extent the DQ List has been posted on the Platform for all Lenders, participation) shall be made to any Person that was a Disqualified Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Competitor after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Competitors” referred to in, the definition of “Disqualified Competitor”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Competitor. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Competitor without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Competitor after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Competitor and the Administrative Agent, require such Disqualified Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Competitor paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided, that, (x) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 9.04(b) and (y) such assignment does not conflict with applicable laws.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Competitors to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, any other Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Competitor will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Competitors consented to such matter and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Competitor party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Competitor does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Competitors provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Competitor.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.07 Electronic Execution; Electronic Records.

(a) This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Any of the Administrative Agent and each of the Lender Recipient Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, any Issuing Bank nor Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, any Issuing Bank and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Recipient Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

(b) Neither the Administrative Agent, any Issuing Bank nor Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, Issuing Bank’s or Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, any Issuing Bank and Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(c) Each of the Credit Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) waives any claim against the Administrative Agent and each Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.08 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender and each Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.10 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH OTHER LOAN DOCUMENT) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(B) EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, NOTWITHSTANDING THE GOVERNING LAW PROVISIONS OF ANY APPLICABLE LOAN DOCUMENT, ANY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT BY ANY LENDER RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE CONSUMMATION OR ADMINISTRATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(C) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN (OR IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY (AND ANY SUCH CLAIMS, CROSS-CLAIMS OR THIRD PARTY CLAIMS BROUGHT AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES MAY ONLY) BE HEARD AND DETERMINED IN SUCH FEDERAL (TO THE EXTENT PERMITTED BY LAW) OR NEW YORK STATE COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(D) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (C) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(E) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY DESIGNATES AND APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 9.10(B) IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY. THE COMPANY HEREBY REPRESENTS, WARRANTS AND CONFIRMS THAT THE COMPANY HAS AGREED TO ACCEPT SUCH APPOINTMENT. SAID DESIGNATION AND

APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH FOREIGN SUBSIDIARY BORROWER UNTIL ALL LOANS, ALL REIMBURSEMENT OBLIGATIONS, INTEREST THEREON AND ALL OTHER AMOUNTS PAYABLE BY SUCH FOREIGN SUBSIDIARY BORROWER HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF AND SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE BEEN TERMINATED AS A BORROWER HEREUNDER PURSUANT TO SECTION 2.23. EACH FOREIGN SUBSIDIARY BORROWER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 9.10(B) IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY BY SERVICE OF PROCESS UPON THE COMPANY AS PROVIDED IN THIS SECTION 9.10(E); PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE COMPANY AND (IF APPLICABLE TO) SUCH FOREIGN SUBSIDIARY BORROWER AT ITS ADDRESS SET FORTH IN THE BORROWING SUBSIDIARY AGREEMENT TO WHICH IT IS A PARTY OR TO ANY OTHER ADDRESS OF WHICH SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT (WITH A COPY THEREOF TO THE COMPANY). EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH FOREIGN SUBSIDIARY BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN SUBSIDIARY BORROWER. TO THE EXTENT ANY FOREIGN SUBSIDIARY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH FOREIGN SUBSIDIARY BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.13 Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ branches, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (2) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Company or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Company or (i) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or

(2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY, THE OTHER BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation hereby notifies each Borrower that, pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name, address and tax identification number of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.15 No Fiduciary Duty, etc.

(a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to such Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, such Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising such Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b) Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, such Borrower, its Subsidiaries and other companies with which such Borrower or any of its Subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which such Borrower or any of its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with any Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to such Borrower or any of its Subsidiaries, confidential information obtained from other companies.

SECTION 9.16 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 9.17 [Reserved.]

SECTION 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE X

Company Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Company hereby absolutely and irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of each of its Subsidiaries (including, without limitation, the other Borrowers). The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Subsidiary of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any applicable Lender (or any of its Affiliates) to assert any claim or demand or to enforce any right or remedy against any Subsidiary under the provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, any other Loan Document, any Banking Services Agreement, any Swap Agreement or other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent or any applicable Lender (or any of its Affiliates) to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Subsidiary or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Subsidiary or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Banking Services Agreement, any Swap Agreement, any other Loan Document or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Subsidiary or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any applicable Lender (or any of its Affiliates) to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any other Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, any Issuing Bank or any applicable Lender (or any of its Affiliates) upon the insolvency, bankruptcy or reorganization of any Subsidiary or otherwise (including pursuant to any settlement entered into by a holder of Obligations in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any applicable Lender (or any of its Affiliates) may have at law or in equity against the Company by virtue hereof, upon the failure of any Subsidiary to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any applicable Lender (or any of its Affiliates), forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any applicable Lender (or any of its Affiliates) in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if, for any reason, the Company is prohibited by any law from making any required payment hereunder in a Foreign Currency, the Company shall make such payment in Dollars in the Dollar Amount of the Foreign Currency payment amount and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any applicable Lender (and any of its Affiliates) against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Subsidiary arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Subsidiary to the Administrative Agent, any Issuing Bank and any Lender (or its applicable Affiliates).

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:	NEWMARKET CORPORATION,
a Virginia corporation

	By:	/s/ William J. Skrobacz
	Name:	William J. Skrobacz
	Title:	Chief Financial Officer and Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Denise Jones
Name: Denise Jones
Title: Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Issuing Bank and Swingline Lender

	By:	/s/ Nancy A. Old
Name: Nancy A. Old
Title: Senior Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Nathan R. Rantala
Name: Nathan R. Rantala
Title: Managing Director

CREDIT AGREEMENT

NEWMARKET CORPORATION

DBS BANK LTD., as a Lender

By:	/s/ Kate Khoo
Name:	Kate Khoo
Title:	Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

JPMORGAN CHASE BANK, N.A., as a Lender and an Issuing Bank

By:	/s/ Will Price
Name:	Will Price
Title:	Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark Irey
Name:	Mark Irey
Title:	Senior Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

M&T BANK, as a Lender

By:	Donna J. Emhart
Name:	Donna J. Emhart
Title:	Senior Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

CITIBANK, N.A., as a Lender

By:	/s/ Andrew Stella
Name:	Andrew Stella
Title:	Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

ING BANK N.V.-DUBLIN BRANCH, as a Lender

By:	/s/ Robert O’Donoghue
Name:	Robert O’Donoghue
Title:	Managing Director

By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

CREDIT AGREEMENT

NEWMARKET CORPORATION

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David Notaro
Name:	David Notaro
Title:	Senior Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

SOUTHSTATE BANK N.A., as a Lender

By:	/s/ Benjamin Ross
Name:	Benjamin Ross
Title:	Senior Vice President

CREDIT AGREEMENT

NEWMARKET CORPORATION

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Kristopher Tracy
Name:	Kristopher Tracy
Title:	Director, Financing Solutions

CREDIT AGREEMENT

NEWMARKET CORPORATION